October 16, 2008

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. DECLARES REGULAR QUARTERLY CASH DIVIDEND AND ANNOUNCES EARNINGS RELEASE DATE

West Des Moines, IA - On October 15, 2008, the Board of Directors of West Bancorporation, Inc. (Nasdaq: WTBA) declared a regular quarterly cash dividend of $0.16 per share payable November 12, 2008, to shareholders of record on October 27, 2008. As of October 15, 2008, there were 17,403,882 shares of common stock outstanding. After the payment of the quarterly dividend, all of the Company’s capital ratios, and those of its subsidiary, West Bank, continue above the requirements to be well capitalized.

The Company will announce its earnings for the third quarter and first nine months of 2008 and file the third quarter Form 10-Q before the market opens on Thursday, October 30, 2008. A conference call to discuss earnings is scheduled for 2:00 p.m. central time, Thursday, October 30, 2008. The telephone number for the conference call is 800-860-2442. A recording of the call will be available until November 7, 2008, at 877-344-7529, pass code: 415080.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area. WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville. It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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